Exhibit 23.3

May 10, 2024

AirNet Technology Inc.

Suite 301

No. 26 Dongzhimenwai Street

Chaoyang District, Beijing 100027

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “PROSPECTUS SUMMARY”, “ENFORCEABILITY OF CIVIL LIABILITIES” and “LEGAL MATTERS” in AirNet Technology Inc.’s Form F-3 Registration Statement, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Form F-3 Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Beijing DOCVIT Law Firm

Beijing DOCVIT Law Firm